Exhibit 99.1

Global Partners Reports Third-Quarter 2017 Financial Results

  Net income of $14.9 million
  EBITDA of $60.8 million
  Distributable cash flow of $32.3 million

WALTHAM, Mass.--(BUSINESS WIRE)--November 8, 2017--Global Partners LP (NYSE: GLP) today reported financial results for the third quarter ended September 30, 2017.

“Our third-quarter results reflect solid performance,” said Eric Slifka, President and Chief Executive Officer of Global Partners. “We continue to pursue strategic acquisitions that drive volume and margin. In October, we acquired the retail gas stations and convenience store assets of Honey Farms, expanding our footprint in the Worcester, Mass. region and achieving larger economies of scale. We expect this transaction to be accretive within the first full year of operations.”

Net income attributable to the Partnership in the third quarter of 2017 was $14.9 million, or $0.44 per diluted limited partner unit, compared with a net loss attributable to the Partnership of $119.6 million, or $3.54 per limited partner unit, in the third quarter of 2016. Results for the 2016 third quarter included a $147.8 million non-cash goodwill and long-lived asset impairment related to the Partnership’s Wholesale reporting unit.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the third quarter of 2017 was $60.8 million compared with negative EBITDA of $67.8 million in the comparable period of 2016. Adjusted EBITDA was $63.8 million in the third quarter of 2017 compared with Adjusted EBITDA of $51.6 million in the same period of 2016.

Distributable cash flow (DCF) in the third quarter of 2017 was $32.3 million compared with negative DCF of $100.2 million in the same period of 2016. Excluding the net loss on sale and disposition of assets and net goodwill and long-lived asset impairment, DCF would have been $35.3 million and $19.3 million for the three months ended September 30, 2017 and 2016, respectively.

Gross profit in the third quarter of 2017 was $150.1 million compared with $132.6 million for the comparable period of 2016. Combined product margin, which is gross profit minus depreciation allocated to cost of sales, was $172.3 million and $157.2 million for the third quarters of 2017 and 2016, respectively.

Gasoline Distribution and Station Operations (GDSO) segment product margin was $130.7 million in the third quarter of 2017 versus $136.8 million in the comparable period of 2016, reflecting in part the sale of certain retail sites in the third quarter of 2016.

Wholesale segment product margin was $36.6 million in the third quarter of 2017 compared with $16.1 million in the third quarter of 2016. The increase was due, in part, to weather-related supply disruptions that benefited wholesale gasoline, revenue related to a crude oil take-or-pay contract with one particular customer and a decrease in railcar lease expense as the result of the Partnership’s early termination of a sublease in December 2016. Crude oil product margin was negatively impacted by an expense associated with the acceleration and corresponding termination of a contractual obligation under a pipeline connection agreement with Tesoro related to the Beulah, North Dakota facility.

Commercial segment product margin was $5.0 million in the third quarter of 2017 compared with $4.2 million for the same period in 2016.

Sales were $2.2 billion in the third quarter of 2017 compared with $2.0 billion in the same period of 2016 due to an increase in prices. Wholesale segment sales were $962.0 million compared with $947.7 million in the third quarter of 2016. Sales in the GDSO segment were $992.3 million in the third quarter of 2017 versus $920.3 million for the same period in 2016. Commercial segment sales were $205.4 million compared with $162.1 million in the third quarter of 2016.

Wholesale segment volume was 580.8 million gallons in the third quarter of 2017 compared with 687.5 million gallons for the same period of 2016. The year-over-year decrease was primarily due to lower volumes of gasoline, gasoline blendstocks and crude oil.

Volume in the GDSO segment was 410.1 million gallons in the third quarter of 2017 compared with 415.2 million gallons in the third quarter of 2016 reflecting, in part, the sale of certain retail sites in the third quarter of 2016.

Commercial segment volume was 128.5 million gallons compared with 121.9 million gallons in the third quarter of 2016.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended September 30, 2017 and 2016.

Recent Developments

  The Partnership acquired the retail fuel and convenience store assets of Honey Farms, Inc. in a cash transaction for approximately $36.0 million. The acquisition includes 11 company-operated sites with fuel and convenience stores and 22 company-operated stand-alone convenience stores.
  Global’s Board of Directors announced a quarterly cash distribution of $0.4625 per unit, or $1.85 per unit on an annualized basis, on all of its outstanding common units for the period from July 1 to September 30, 2017. The distribution will be paid November 14, 2017 to unitholders of record as of the close of business on November 9, 2017.

Business Outlook

“We are pleased with our financial and operating performance through the first nine months of 2017,” Slifka said. “We look forward to continuing to invest in our business and optimizing our retail and terminal assets.”

With respect to forecasting 2017 net income and net cash from operating activities, the most comparable financial measures to EBITDA calculated in accordance with GAAP, the Partnership is unable to project either metric without unreasonable effort and for the following reasons: 1) The Partnership is unable to project net income because this metric includes the impact of certain non-cash items, most notably those resulting from the divestiture program of non-strategic sites, which the Partnership is unable to project with any reasonable degree of accuracy; and 2) The Partnership is unable to project net cash from operating activities because this metric includes the impact of changes in commodity prices, including their impact on inventory volume and value, receivables, payables and derivatives, which the Partnership is unable to project with any reasonable degree of accuracy. Please see the "Use of Non-GAAP Financial Measures" section of this news release.

For full-year 2017, Global expects to achieve EBITDA above the midpoint of its guidance of $190.0 million to $220.0 million, which guidance excludes the gain or loss on the sale and disposition of assets and any impairment charges. The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

Financial Results Conference Call

Management will review the Partnership’s third-quarter 2017 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the Partnership’s partnership agreement determines its ability to make cash distributions on incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain or support an increase in quarterly cash distribution. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners is a midstream logistics and marketing master limited partnership that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. With approximately 1,500 locations, primarily in the Northeast, Global is one of the largest regional independent owners, suppliers and operators of gasoline stations and convenience stores. Global is also one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is also engaged in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Sales	$2,159,746	$2,030,198	$6,520,060	$5,927,209
Cost of sales	2,009,652	1,897,587	6,094,577	5,535,197
Gross profit	150,094	132,611	425,483	392,012

Costs and operating expenses:
Selling, general and administrative expenses	40,134	36,705	111,600	108,329
Operating expenses	70,338	70,591	208,720	218,718
Amortization expense	2,260	2,260	6,781	7,128
Net loss (gain) on sale and disposition of assets	2,190	7,486	(7,291)	13,966
Goodwill and long-lived asset impairment	809	147,817	809	149,972
Total costs and operating expenses	115,731	264,859	320,619	498,113

Operating income (loss)	34,363	(132,248)	104,864	(106,101)

Interest expense	(20,626)	(21,197)	(65,836)	(65,192)

Income (loss) before income tax benefit (expense)	13,737	(153,445)	39,028	(171,293)

Income tax benefit (expense)	723	(3,138)	(72)	(1,668)

Net income (loss)	14,460	(156,583)	38,956	(172,961)

Net loss attributable to noncontrolling interest	418	37,032	1,242	39,076

Net income (loss) attributable to Global Partners LP	14,878	(119,551)	40,198	(133,885)

Less: General partner's interest in net income (loss), including incentive distribution rights	100	(801)	270	(897)

Limited partners' interest in net income (loss)	$14,778	$(118,750)	$39,928	$(132,988)

Basic net income (loss) per limited partner unit (1)	$0.44	$(3.54)	$1.19	$(3.97)

Diluted net income (loss) per limited partner unit (1)	$0.44	$(3.54)	$1.18	$(3.97)

Basic weighted average limited partner units outstanding	33,644	33,531	33,570	33,522

Diluted weighted average limited partner units outstanding (2)	33,945	33,531	33,839	33,522

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

(2) Basic units were used to calculate diluted net loss per limited partner unit for the three and nine months ended September 30, 2016, as using the effects of phantom units would have an anti-dilutive effect on net loss per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$10,855	$10,028
Accounts receivable, net	330,939	421,360
Accounts receivable - affiliates	5,647	3,143
Inventories	280,510	521,878
Brokerage margin deposits	12,454	27,653
Derivative assets	5,350	21,382
Prepaid expenses and other current assets	77,175	70,022
Total current assets	722,930	1,075,466

Property and equipment, net	1,038,231	1,099,899
Intangible assets, net	57,670	65,013
Goodwill	291,455	294,768
Other assets	37,892	28,874

Total assets	$2,148,178	$2,564,020

Liabilities and partners' equity
Current liabilities:
Accounts payable	$241,724	$320,262
Working capital revolving credit facility - current portion	39,200	274,600
Environmental liabilities - current portion	5,329	5,341
Trustee taxes payable	97,857	101,166
Accrued expenses and other current liabilities	81,383	70,443
Derivative liabilities	11,109	27,413
Total current liabilities	476,602	799,225

Working capital revolving credit facility - less current portion	100,000	150,000
Revolving credit facility	190,000	216,700
Senior notes	661,109	659,150
Environmental liabilities - less current portion	52,712	57,724
Financing obligations	152,463	152,444
Deferred tax liabilities	64,181	66,054
Other long-term liabilities	59,343	64,882
Total liabilities	1,756,410	2,166,179

Partners' equity
Global Partners LP equity	388,010	392,655
Noncontrolling interest	3,758	5,186
Total partners' equity	391,768	397,841

Total liabilities and partners' equity	$2,148,178	$2,564,020

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$30,422	$21,529	$64,415	$64,503
Crude oil	(8,405)	(16,818)	3,248	(28,839)
Other oils and related products	14,589	11,435	52,290	52,488
Total	36,606	16,146	119,953	88,152
Gasoline Distribution and Station Operations segment:
Gasoline distribution	84,170	88,111	230,608	220,497
Station operations	46,492	48,729	128,629	140,921
Total	130,662	136,840	359,237	361,418
Commercial segment	5,022	4,176	13,335	16,566
Combined product margin	172,290	157,162	492,525	466,136
Depreciation allocated to cost of sales	(22,196)	(24,551)	(67,042)	(74,124)
Gross profit	$150,094	$132,611	$425,483	$392,012

Reconciliation of net income (loss) to EBITDA and Adjusted EBITDA
Net income (loss)	$14,460	$(156,583)	$38,956	$(172,961)
Net loss attributable to noncontrolling interest	418	37,032	1,242	39,076
Net income (loss) attributable to Global Partners LP	14,878	(119,551)	40,198	(133,885)
Depreciation and amortization, excluding the impact of noncontrolling interest	25,998	27,391	77,885	83,073
Interest expense, excluding the impact of noncontrolling interest	20,626	21,197	65,836	65,192
Income tax (benefit) expense	(723)	3,138	72	1,668
EBITDA	60,779	(67,825)	183,991	16,048
Net loss (gain) on sale and disposition of assets	2,190	7,486	(7,291)	13,966
Goodwill and long-lived asset impairment	809	147,817	809	149,972
Goodwill and long-lived asset impairment attributable to noncontrolling interest	-	(35,834)	-	(35,834)
Adjusted EBITDA	$63,778	$51,644	$177,509	$144,152

Reconciliation of net cash provided by operating activities to EBITDA and Adjusted EBITDA
Net cash provided by operating activities	$152,514	$74,143	$362,441	$14,160
Net changes in operating assets and liabilities and certain non-cash items	(111,544)	(202,201)	(244,062)	(100,647)
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest
	(94)	35,898	(296)	35,675
Interest expense, excluding the impact of noncontrolling interest	20,626	21,197	65,836	65,192
Income tax (benefit) expense	(723)	3,138	72	1,668
EBITDA	60,779	(67,825)	183,991	16,048
Net loss (gain) on sale and disposition of assets	2,190	7,486	(7,291)	13,966
Goodwill and long-lived asset impairment	809	147,817	809	149,972
Goodwill and long-lived asset impairment attributable to noncontrolling interest	-	(35,834)	-	(35,834)
Adjusted EBITDA	$63,778	$51,644	$177,509	$144,152

Reconciliation of net income (loss) to distributable cash flow
Net income (loss)	$14,460	$(156,583)	$38,956	$(172,961)
Net loss attributable to noncontrolling interest	418	37,032	1,242	39,076
Net income (loss) attributable to Global Partners LP	14,878	(119,551)	40,198	(133,885)
Depreciation and amortization, excluding the impact of noncontrolling interest	25,998	27,391	77,885	83,073
Amortization of deferred financing fees and senior notes discount	1,703	1,868	5,374	5,506
Amortization of routine bank refinancing fees	(1,019)	(1,168)	(3,249)	(3,413)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(9,258)	(8,742)	(21,943)	(20,854)
Distributable cash flow (1)(2)	$32,302	$(100,202)	$98,265	$(69,573)

Reconciliation of net cash provided by operating activities to distributable cash flow
Net cash provided by operating activities	$152,514	$74,143	$362,441	$14,160
Net changes in operating assets and liabilities and certain non-cash items	(111,544)	(202,201)	(244,062)	(100,647)
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest
	(94)	35,898	(296)	35,675
Amortization of deferred financing fees and senior notes discount	1,703	1,868	5,374	5,506
Amortization of routine bank refinancing fees	(1,019)	(1,168)	(3,249)	(3,413)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(9,258)	(8,742)	(21,943)	(20,854)
Distributable cash flow (1)(2)	$32,302	$(100,202)	$98,265	$(69,573)

(1) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(2) Distributable cash flow includes a net loss on sale and disposition of assets of $2.2 million and $7.5 million for the three months ended September 30, 2017 and 2016, respectively, and $6.9 million and $14.0 million for the nine months ended September 30, 2017 and 2016, respectively. Distributable cash flow also includes a net goodwill and long-lived asset impairment of $0.8 million and $112.0 million ($147.8 million attributed to the Partnership, offset by $35.8 million attributed to the noncontrolling interest) for the three months ended September 30, 2017 and 2016, respectively, and $0.8 million and $114.1 million ($149.9 million attributed to the Partnership, offset by $35.8 million attributed to the noncontrolling interest) for the nine months ended September 30, 2017 and 2016, respectively. Excluding these charges, distributable cash flow would have been $35.3 million and $19.3 million for the three months ended September 30, 2017 and 2016, respectively, and $106.0 million and $58.5 million for the nine months ended September 30, 2017 and 2016, respectively. For the nine months ended September 30, 2017, distributable cash flow also includes a $14.2 million gain on the sale of our natural gas marketing and electricity brokerage businesses in February 2017.

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary